SEARS, ROEBUCK AND CO.
EMPLOYEE STOCK OWNERSHIP TRUST


As amended and Restated as of June 30, 1995

June 30, 1995

SEARS, ROEBUCK AND CO.
EMPLOYEE STOCK OWNERSHIP TRUST


THIS TRUST AGREEMENT, made and entered into this 30th day of June, 1995 (the "Effective Date"), by and among United States Trust Company of New York, a New York banking corporation, as trustee (the "Trustee"), SEARS, ROEBUCK AND CO., a New York corporation (the "Company") and certain subsidiaries of the Company which become a party to the Trust in accordance with the provisions of
Article IX of this Agreement (which subsidiaries and the Company are referred to below individually as an "Employer" and collectively as the "Employers"),


WITNESSETH THAT:


WHEREAS, the Company and its subsidiaries have maintained a profit sharing plan with a cash or deferred arrangement within the meaning of sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended ("Code"), known as the "The Savings and Profit Sharing Fund of Sears Employees" (the "Plan"); and

WHEREAS, the Company determined that it was and is in the best interests of the participants in the Plan and the shareholders of the Company to provide a mechanism for the employees to participate more fully in shareholder decisions and the enhancement of shareholder value and, thereby, to assure an employee workforce motivated by the long-term interests of the Company, and amended the Plan accordingly to consist of both a profit sharing plan intended to qualify under section 401(a) and 401(k) of the Code and an employee stock ownership plan (the "ESOP") intended to qualify as a stock bonus plan under section 401(a) of the Code and as an employee stock ownership plan under section 4975(e)(7) of the Code; and

WHEREAS, it was and is intended that the ESOP be a long-term investor in the Company regardless of the short term effects of the continuing investment in the Company, and shall be invested primarily in shares of the Company ("Company Shares") of any class or series which qualify as "employer securities" under section 409(1) of the Code, and that this Trust form a part of the Plan with respect to that portion of the Plan's assets as may be allocated to this Trust from time to time in accordance with the terms of this Agreement; and
WHEREAS, the Company entered into a Trust Agreement with The Northern Trust Company on December 20, 1989, which Trust Agreement terminated upon the execution of the predecessor to this Trust Agreement with United States Trust Company of New York on
November 15, 1994; and

WHEREAS, as of the Effective Date the Plan was split into two separate plans: (1) a profit sharing, stock bonus and employee stock ownership plan providing benefits to eligible employees of the Company and its affiliates (exclusive of The Allstate Corporation and its subsidiaries (the "Allstate Group")), which continued to hold the assets attributable to the profit sharing, stock bonus and ESOP features of the Plan which were allocable to employees and former employees of the Company and its affiliates other than the Allstate Group and certain of the assets held in the ESOP suspense account, and which continued to be known as The Savings and Profit Sharing Fund of Sears Employees; and (2) a profit sharing, stock bonus and employee stock ownership plan providing benefits to eligible employees of the Allstate Group to which were transferred the assets attributable to the profit sharing, stock bonus and ESOP features of the Plan which were allocable to employees and former employees of the Allstate Group and certain of the assets held in the ESOP suspense account, and which is known as The Savings and Profit Sharing Fund of Allstate Employees; and

WHEREAS, as of the Effective Date all of the shares of The Allstate Corporation ("Allstate") held by the Company will be distributed to the shareholders of the Company as a spinoff dividend and Allstate will thereby cease to be a member of the controlled group of corporations that includes the Company; and

WHEREAS, subject to the provisions of the Plan, all of the Allstate shares received as a spinoff dividend with respect to Company Shares held by the Trustee in the ESOP suspense account under this Trust shall, as soon as possible following the Effective Date as is consistent with prudent investment standards as determined by the Trustee, be sold (or exchanged for Company Shares) and the proceeds of such sales shall be applied to the purchase of Company Shares which shall be held in the ESOP suspense account under this Trust until released therefrom and allocated to participants' accounts in accordance with the provisions of the Plan; and

WHEREAS, this Trust Agreement constitutes an amendment, restatement and continuation, effective as of the Effective Date, of the Trust Agreement entered into with United States Trust Company of New York on November 15, 1994; and

NOW, THEREFORE, IT IS AGREED by and between the parties hereto that the Trustee hereby accepts its continuing appointment as such under this Agreement, effective as of the day and year first above written.

 IT IS FURTHER AGREED, by and between the parties hereto, as follows:


ARTICLE I

Name

 This Trust Agreement and Trust hereby evidenced shall continue to be known as "Sears, Roebuck and Co. Employee Stock Ownership
Trust".


ARTICLE II

Management and Control of the Plan
and Trust Fund Assets

II-1 Plan Administration, Identification of Fiduciaries. The Plan generally is administered by the administrator provided for in the Plan (the "Plan Administrator"). The Secretary or an Assistant Secretary of the Company will certify to the Trustee the persons who are, from time to time, the Plan Administrator and the members of the Investment Committee and who, as such, are "named fiduciaries", as described in Section 402 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The term "named fiduciaries" shall also include each person entitled to benefits under the Plan to the extent of his authority under
Article V to exercise voting, tender, and exchange rights with respect to the Company Shares allocated to his account under the Plan and with respect to a proportionate share of the unallocated Company Shares and the allocated Company Shares for which other participants do not give timely voting instructions to the Trustee in accordance with Article V. The Secretary or an Assistant Secretary of the Company shall also certify to the Trustee and provide specimen signatures of the person or persons authorized to act on behalf of the Plan Administrator or Investment Committee. The Trustee may rely on the latest certificate without further inquiry or verification.

II-1 The Trust Fund. The Trust Fund as at any date means all property of every kind then held by the Trustee under this Trust
Agreement.

II-3 The trustee. The "trustee" means any trustee acting under any other trust which forms a part of the Plan other than the Trustee.

II-4 General Powers. Subject to the provisions of Article V, with respect to the Trust Fund, the Trustee shall have the following powers, rights and duties in addition to those provided elsewhere in this Trust Agreement or, except to the extent inconsistent herewith, by law:

 (a) to receive and hold all contributions paid to it under the Plan; provided, however, that the Trustee shall have no duty to require any contributions to be made to it, or to determine that the contributions received by it comply with the provisions of any Plan or with any resolution of the Board of Directors of any Employer providing therefor;

(b) at the direction of the Investment Committee, to accept and hold as a part of the Trust Fund the assets held by any trustee acting under any other trust which forms a part of the Plan or any other plan intended to meet the requirements of section 401(a) of the Code;

(c) at the direction of the Investment Committee, to transfer all or any part of the Trust to any other trustee acting under any other trust forming a part of the Plan:

(c) to borrow on a short-term unsecured basis to cover any overdraft;

(d) to the extent permitted by paragraph IV-1, to retain in cash or in cash equivalents (pending investment, reinvestment or payment of benefits), without liability for interest, any reasonable portion of the Trust Fund and deposit cash in any depositary, including the banking department of the bank acting as Trustee, or in the Trustee's STIF fund:

(e) at the direction of the Company or of an investment manager (as defined in section 3(38) of ERISA) appointed by the Company, and otherwise to the extent permitted under paragraph IV-1, to purchase Company Shares in the open market (whether on stock exchanges, in privately negotiated transactions or otherwise) or from any other source, including a private purchase from the Company of treasury shares, and, provided that any such purchase which is from a party-in-interest (as defined in section 3(14) of ERISA) or a disqualified person (as defined in section 4975 of the
Code) shall be without payment of any commissions and for an amount which is no greater than adequate consideration (as defined in section 3(18) of ERISA) for such Company Shares;

(f) to compromise, contest, arbitrate, settle or abandon claims and demands:

(g) to begin, maintain or defend any litigation necessary in connection with the investment, reinvestment and administration of the Trust;

(h) to hold securities or other property in the name of the Trustee or its nominee, or nominees, or in such other form as it determines best, with or without disclosing the trust relationship, provided that the records of the Trustee shall indicate the actual ownership of such securities or other property;

(i) to participate in and use the Federal book-entry account system, a service provided by the Federal Reserve Bank for its member banks for deposit of Treasury securities;

(j) to deposit securities with a clearing corporation, in which event, the certificates representing securities, including those in bearer form, may be held in bulk form with, and may be merged into, certificates of the same class of the same issuer which constitute assets of other accounts or owners, without certification as to the ownership attached; provided that the Trustee shall at all times maintain a separate and distinct record of the securities owned by the Trust Fund;

(k) to retain any funds or property subject to any dispute without liability for the payment of interest, and to decline to make payment or delivery thereof until final adjudication is made by a court of competent jurisdiction;

(l) to furnish to the Company, at least annually, an account showing all investments, sales, income and expenses of the Trust Fund and showing all receipts, disbursements and other transactions made by the Trustee during the accounting period, and also showing the assets of the Trust Fund held at the end of the period, which account shall be conclusive on all persons, including the Employers to the extent permitted by law except as to any act or transaction as to which the Company or any Employer files with the Trustee written exceptions or objections within six months after receipt of the account;

(m) after consultation with the Investment Committee, to employ agents, attorneys, actuaries, accountants or other persons (who also may be employed by or represent the Plan Administrator, the Investment Committee or any Employer) for such purposes as the Trustee considers desirable;

(n) to the extent permitted by paragraph IV-I, to invest assets of the Trust Fund in a collective investment trust established for the purpose of investing in cash equivalents which then provides for the pooling of the assets of plans described in section 401(a) and exempt from tax under section 501(a) of the Code, or any comparable provisions of any future legislation that amends, supplements or supersedes those sections, including any such trust which is then maintained by the bank acting as Trustee hereunder (whether or not such collective investment trust provides for the pooling of assets of other tax exempt trusts), provided that such collective investment trust is exempt from tax under the Code or regulations or rulings issued by the Internal Revenue Service; the provisions of the document governing such collective investment trust, as it may be amended from time to time, shall govern any investment therein and are hereby made a part of this Trust Agreement;

(o) at the direction of the Company, to take all actions necessary to issue ESOP Loans (as defined in paragraph IV-2), whether in the form of notes or other obligations;

(p) to make payments from the Trust Fund in accordance with paragraph II-6 and to dispose of Company Shares to the extent provided by Article V or required for the day-to-day administration of the Trust; and

(q) to assume, until advised to the contrary, that the Trust evidenced by this Trust Agreement is qualified under sections
401(a) and 4975(e)(7) of the Code, and is entitled to tax exemption under section 501(a) thereof.

II-5 Compensation and Expenses. The Trustee shall pay from the Trust Fund all of the Trustee's expenses, taxes and charges (including fees of persons employed by it in accordance with subparagraph II-4(n)) and such reasonable compensation to the Trustee as may from time to time be agreed upon in writing by the Company or an officer thereof incurred in connection with the collection, administration, management, investment, protection and distribution of the Trust Fund, except to the extent such expenses, taxes and charges are paid by the Employers. To the extent that the foregoing expenses are paid directly by the Employers, the Trustee shall reimburse the Employers from the Trust Fund to the extent directed by the Company. All other costs and expenses incurred with respect to the collection, administration, management, investment, protection and distribution of the Trust Fund and administration of the Plan (including, to the extent permitted by law, all direct expenses incurred by the Company or any Controlled Group Members in providing administrative and asset management services and office space to the Plan or otherwise incurred by them in connection with the Plan or Trust Fund) shall be paid from or reimbursed out of the Trust Fund in accordance with the directions of the Company.

 II-6 Payments From the Trust Fund. The Trustee shall make payments and distributions of Company Shares from the Trust Fund to persons entitled thereto under the terms of the Plan, in such manner, at such times and in such amounts as the Plan Administrator shall direct, subject to the following:

(a) The Plan Administrator may make payments from the Trust Fund through a commercial banking account held in the name of the Trust in a federally insured banking institution (including the Trustee) to which the Trustee shall make such deposits from the Trust Fund as the Plan Administrator may from time to time direct in writing. The Trustee shall have no responsibility to account for funds retained in any such commercial banking account or disbursed by the Plan Administrator or to prepare any informational returns for tax purposes as to distributions made therefrom.

(b) The Trustee shall have no responsibility to inquire as to whether a payee is entitled to the payment, or as to whether a payment is proper, and shall have no liability for a payment made in good faith without actual notice or knowledge of the changed condition or status of the payee.

(c) If any check for any payment directed to be made from the Trust Fund has been mailed by the Trustee, by regular United States mail, to the last address of the payee furnished to the Trustee by the Plan Administrator is returned unclaimed, the Trustee shall notify the Plan Administrator of that fact and shall destroy such check and take such further action as the Plan Administrator shall direct

(d) The Trustee may reserve such reasonable amount from any payment or distribution or any deposit as it shall deem necessary to pay any estate, inheritance, income or other tax, charge or assessment attributable to any payment or deposit or may require such release or other document from any taxing authority and such indemnity from the intended payee as the Trustee shall deem necessary for its protection.

II-7   Exercise of Trustee's Duties.  Subject to the provisions of
Article VII, the Trustee shall discharge its duties hereunder solely in the interest of the participants and other persons entitled to benefits under the Plan; and

(a)  for the exclusive purpose of:

   (i) providing benefits to participants and other persons entitled thereto under the Plan; and

  (ii)  defraying reasonable expenses of administering the Trust;
and

(b) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.


ARTICLE III
Indemnification of Trustee

The Trustee shall be indemnified, held harmless and promptly reimbursed by the Company against all claims, liabilities, fines and penalties and all expenses (including, but not limited to, attorney fees) reasonably incurred by or imposed upon it which arise as a result of its actions or failures to act by reason of serving as Trustee, to the extent lawfully allowable; provided that, notwithstanding the foregoing, (a) the Trustee shall not be indemnified for its negligence, for willful breach of responsibility, for actions or failures to act taken in bad faith, or for any breach of ERISA and (b) the Company shall not indemnify the Trustee for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.


ARTICLE IV
Provisions Related to
Investment in Company Shares

IV-1 Investment in Company Shares. The Trustee shall invest all assets of the Trust Fund, including earnings thereon, within a reasonable time after receipt thereof, exclusively in Company Shares in accordance with directions given under paragraph II-4 (f) subject, in either case, to retention in cash or cash equivalents of the following amounts: (i) the proceeds of any ESOP Loan pending the use of such proceeds, within a reasonable period, to acquire Company Shares or to repay all or any portion of that ESOP Loan or any outstanding ESOP Loan; (ii) cash dividends received on Company Shares pending the use of such dividends to make payments of principal or interest on an ESOP Loan or pending their reinvestment in Company Shares or distribution to participants, as directed by the Plan Administrator; (iii) contributions to the Trust pending the use thereof to make payments of principal or interest on an ESOP Loan, (iv) such other amounts as may be required to be transferred to other investment funds under the Plan or distributed in accordance with the diversification requirements of Code section 401(a)(28), as directed by the Plan Administrator; and (v) such other amounts as may be required for the proper administration of the Trust.

IV-2 ESOP Loans. The Trustee may from time to time incur debt (an "ESOP Loan") for the purpose of acquiring Company Shares or for the purpose of repaying all or any portion of such ESOP Loan or any outstanding ESOP Loan, subject to the following:

(a)  Each ESOP Loan shall be for a specific term.

(b) The interest rate with respect to an ESOP Loan may be fixed or variable; provided, however, that in either case such rate shall not be in excess of a reasonable rate of interest taking into account all relevant factors, including the amount and duration of the ESOP Loan, the security and the guarantee, if any, and the credit standing of the Plan and the guarantor, if any.

(c) The only Trust assets which may be given as collateral for an ESOP Loan are Company Shares acquired with the loan proceeds, or with the proceeds of any prior ESOP Loan to the extent that such prior ESOP Loan is repaid with the proceeds of the current ESOP Loan. Any such collateral shall be released as provided in paragraph IV-3.

(d) Under the terms of the ESOP Loan, no person entitled to payment thereunder shall have any right to any Plan assets other than (i) collateral, if any, given for the ESOP Loan in accordance with subparagraph (c) above, (ii) contributions (other than contributions of employer securities) that are made to enable the Trust to meet its obligations under the ESOP Loan, and
(iii) earnings attributable to such collateral and to the investment of such contributions.

(e) Subject to paragraph (d) next above, the ESOP Loan shall be without recourse against the Plan.

(f) Payments during any plan year on all outstanding ESOP Loans shall not exceed an amount equal to the sum for all Plan Years of all contributions described in subparagraph IV-2(d)(ii) and earnings on assets of the ESOP, reduced by all prior payments on ESOP Loans during all prior plan years.

(g) In the event of a default under the ESOP Loan, the value of Plan assets transferred in satisfaction of the ESOP Loan shall not exceed the amount of the default. If the Lender is a disqualified person (as defined in section 4975(e) of the Code) or a party in interest to the Plan (as defined in section 3(14) of ERISA), the ESOP Loan shall provide for a transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the ESOP Loan.

(h) The Trustee shall maintain adequate records to identify at any time the Company Shares held under the Trust Fund which were acquired with the proceeds of each ESOP Loan.

IV-3   Release of Company Shares From Collateral.  Subject to the
following provisions of this paragraph IV-3, for each Plan Year during the duration of an ESOP Loan, the number of Company Shares which shall be released from encumbrance shall be determined by the Plan Administrator and shall be equal to the product of the number of Company Shares, if any, which serve as collateral for such ESOP Loan multiplied by a fraction, the numerator of which is the amount of principal and interest paid on the loan for that year and the denominator of which is the amount of principal and interest paid or payable on the loan for that year and for all future years. For purposes of determining the preceding fraction for any Plan Year, if the interest rate under the ESOP Loan is variable, the interest rate to be paid in future years shall be assumed to be equal to the interest rate applicable as of the last day of that Plan Year. Notwithstanding the foregoing provisions of this paragraph, any ESOP Loan may provide that Company Shares shall be released from encumbrance in amounts proportionate to principal payments only, provided that:

(a) the ESOP Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years;

(b) interest is disregarded for purposes of determining such release only to the extent that it would be determined to be interest under standard loan amortization tables; and

(c) the term of the ESOP Loan, together with any renewal, extension or refinancing thereof, does not exceed ten years.

In the event that more than one ESOP Loan is outstanding at any time, the number of Company Shares that are released from encumbrance at any time under this paragraph shall be based solely on the repayment of the ESOP Loan to which such Company Shares are attributable.

IV-4 Payments on ESOP Loans. All cash contributions made by an Employer to enable the Trustee to make payments of principal or interest on an ESOP Loan shall be promptly so applied by the Trustee. To the extent the Trustee is so directed by the Company, cash dividends on Company Shares received by the Trustee or transferred to the Trustee by the trustee acting under any other trust which forms a part of the Plan shall be applied by the Trustee as soon as practicable thereafter to make payments on outstanding ESOP Loans.

IV-5 Put Option and Independent Appraiser. If any Company Shares are not readily tradable on an established market (within the meaning of section 409(h)(1)(B) of the Code), (i) any participant who is entitled to a distribution of such shares from the Plan shall have a right to require the Company to repurchase such shares in accordance with section 409(h)(1)(B) of the Code and (ii) all valuations of such Company Shares with respect to activities carried on by the Plan shall be by an independent appraiser within the meaning of section 401(a)(28)(C) of the Code. Subject to the preceding sentence, Company Shares acquired with the proceeds of an ESOP Loan shall not be subject to a put, call or other option or a buy-sell or similar arrangement either while held by the Plan or when distributed to or on account of a participant whether or not any portion of the Plan is then an ESOP.

IV-6 Stock Dividends, Splits and Other Capital Reorganizations. Any stock received by the Trustee as a stock split or dividend and any cash or securities received as a result of a reorganization or other recapitalization of the Company shall be allocated under the Plan in the same manner as the Company Shares to which the payment is attributable are then allocated.

IV-7 Disposition of Trades or Businesses. Notwithstanding the foregoing provisions of this Article IV, in the event of the sale of an Employer or the sale of substantially all of the assets used by an Employer in a trade or business, the Trustee shall, if the Company so directs:

(a) transfer a pro rata portion of each outstanding ESOP Loan, and the Company Shares acquired with the proceeds of such ESOP Loan which have not been allocated to the accounts of participants under the Plan, to any successor plan which is intended to qualify under sections 401(a) and 4975(e)(7) of the Code and to be exempt from taxation under section 501(a) of the Code; or

(b) sell a pro rata portion of the Company Shares acquired with the proceeds of each ESOP Loan which have not been allocated to the accounts of participants under the Plan and use the proceeds thereof to prepay such ESOP Loan;

provided, however, that no such action shall be taken by the Trustee unless the Trustee has received a satisfactory opinion of counsel (which may be counsel to the Company) that such action will not violate the applicable provisions of any state or Federal securities laws or the requirements of the Code applicable to plans qualified under sections 401(a), 409, 501(a) and 4975(e)(7) of the Code, will not violate the terms of the ESOP Loan, and will not cause the ESOP Loan to fail to qualify for the prohibited transaction exemption provided by section 4975(d)(3) of the Code and ERISA section 408(b)(3). For purposes of this Section IV-7, the pro rata portion of any ESOP Loan attributable to an Employer or any trade or business will be determined on the basis of the ratio of the portion of the Employers' Contribution allocated to such Employer or trade or business (as determined under the terms of the Plan) for the Plan Year preceding the date as of which the determination is made to the total Employers' Contribution for such Plan Year.

IV-8   Disposition of Allstate Shares.  The Trustee shall, as soon as possible following the Effective Date as is consistent with prudent investment standards as determined by the Trustee, sell (or exchange for Company Shares) all of the Allstate shares received as a spinoff dividend with respect to Company Shares held by the Trustee in the ESOP suspense account under this Trust and shall apply the proceeds of such sales to the purchase of Company Shares which shall be held in the ESOP suspense account under this Trust until released therefrom and allocated to participants' accounts in accordance with the provisions of the Plan.


ARTICLE V

Voting Tender and Exchange of Stock

V-1 Voting of Shares. Notwithstanding any other provision of this Trust Agreement, the Company Shares held in the Trust Fund shall be voted by the Trustee as follows:

(a) Before each meeting of the Company's shareholders, the trustee shall furnish each participant in the Plan with a proxy statement for the meeting, together with an appropriate form on which the participant may provide voting instructions (including instructions on matters not specified in the proxy statement which may come before the meeting) for the Company Shares allocated to his account under the Plan on the latest valuation date preceding the record date for such meeting for which the number of such shares has been provided to the Plan Administrator, less any partial withdrawal since that valuation date. Upon timely receipt of such instructions, such shares shall be voted as instructed.

(b) If the Trustee receives advice satisfactory to itself from another trustee as to timely voting instructions with regard to at least fifty percent of the total outstanding Company Shares allocated to participants' accounts according to Article V-1(a), then Company Shares of any class held in this Trust Fund shall be voted in the same proportion as all Company Shares of that class held under the Plan (including shares held in a separate trust fund) with respect to which directions are received by any other trustee acting under the Plan. If the Trustee receives advice satisfactory to itself from another trustee as to timely voting instructions with regard to less than fifty percent of the total outstanding Company Shares allocated to participants' accounts, then the Trustee shall vote unallocated shares held in this Trust Fund in its sole discretion.

V-2 Tender and Exchange Rights. Notwithstanding any other provision of the Trust, tender and exchange rights with respect to Company Shares held in the Trust Fund shall be exercised as follows:

(a) The trustee shall furnish each participant with a notice of any tender or exchange offer for, or a request or invitation for tender of, Company Shares, together with an appropriate form on which such participant may instruct another trustee of the Plan with respect to the tender or exchange of Company Shares allocated to his account. Company Shares as to which another trustee of the Plan receives timely instruction shall be tendered or exchanged in accordance with such instructions.

(b) Company Shares allocated to participants' accounts for which directions are not received shall not be tendered or exchanged.

(c) Company Shares which are not allocated to participants' accounts and held in this Trust Fund shall be tendered or exchanged by the Trustee in its sole discretion.

(d)  Notwithstanding the provisions of paragraphs (a) and (b) of
Section V-l and paragraphs (a) and (b) above, in the event that the Trustee determines that any direction received by it or another trustee with respect to the tender or voting of Company Shares is not proper or is contrary to the provisions of ERISA, the Trustee shall disregard such direction and assume responsibility for the voting or tendering of Company Shares held in this Trust Fund.

V-3   Confidentiality and Cooperation.  The Company and the Trustee
shall take all reasonable steps necessary to assure that participants' individual directions shall remain confidential. Notwithstanding the foregoing, the Trustee shall provide such information with respect to the tender or exchange of Company Shares as an independent record keeper may require for operation of the Plan if such record keeper agrees to keep such information confidential. The Trustee shall cooperate with the trustee or trustees of any other trust forming a part of the Plan to the extent necessary to facilitate the exercise of voting, tender and exchange rights in accordance with the terms of the applicable trust agreements.

V-4 Execution of Documents. The Trustee shall execute such ballots, proxies or other instruments as may be necessary or desirable in order to effectuate the provisions of this Article V.

V-5 Allstate Shares. Voting, tender and exchange rights with respect to shares of Allstate held by the Trustee shall be exercised in the same manner as such rights are exercised with respect to Company Shares as described in this Article V.


ARTICLE VI

Miscellaneous

VI-1 Warranty. The Employers warrant that the bonding requirements of Section 412 of ERISA have been met.

VI-2 Disagreement as to Acts. If there is a disagreement between the Trustee and anyone as to any act or transaction reported in any accounting, the Trustee shall have the right to have its account settled by a court of competent jurisdiction.

VI-3 Persons Dealing With Trustee. No person dealing with the Trustee shall be required to see to the application of any money paid or property delivered to the Trustee, or to determine whether or not the Trustee is acting pursuant to any authority granted to it under this Trust Agreement.

VI-4 Evidence. Evidence required of anyone under this Trust Agreement may be by certificate, affidavit, document or other instrument which the person acting in reliance thereon considers pertinent and reliable, and signed, made or represented by the proper party.

VI-5  Waiver of Notice.  Any notice required under this Trust
Agreement may be waived by the person entitled thereto.

VI-6 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original and no other counterpart need be produced.

VI-7 Governing Laws. This Trust Agreement shall be construed and administered according to the laws of the State of New York to the extent that such laws are not preempted by the laws of the United
States of America.

VI-8 Successors, Etc. The provisions of this Trust Agreement shall be binding on the Company, the Employers, the Trustee, the Investment Committee and the Plan Administrator and their successors and on all persons entitled to benefits under any Plan and their respective heirs and legal representatives.

VI-9 Successor Employer. If a successor to any Employer or a purchaser of all or substantially all of any Employer's assets elects, with the consent of the Company, to continue any Plan, such successor or purchaser shall be substituted for that Employer under this Trust Agreement. If such Employer is also the Company, such successor or purchaser shall be substituted for the Company hereunder.

VI-10 Service of Legal Process. If the Trustee receives service of summons, subpoena or other legal process of any court with respect to any action relating to any Plan or this Trust Agreement, it shall promptly inform the Company of such service and, at the request of the Company, shall provide it with a copy of the document served.

VI-11 Action by Employers. Any action required or permitted to be taken by an Employer under the provisions of this Trust Agreement shall be by resolution of its Board of Directors, or by person or persons authorized by resolution of its Board of Directors.


Article VII

No Reversion to Employers

No part of the corpus or income of the Trust Fund shall revert to any Employer or be used for, or diverted to, purposes other than for the exclusive benefit of participants and other persons entitled to benefits under the Plan provided, however, that:

(a) The contributions of each Employer under the Plan are conditioned upon the deductibility thereof under section 404 of the Code, and, to the extent any such deduction is disallowed, the Trustee shall, upon written request of that Employer, return the amount of the contribution (to the extent disallowed), reduced by the amount of any losses thereon, to that Employer within one year after the date the deduction is disallowed.

(b) If a contribution or any portion thereof is made by any Employer by a mistake of fact, the Trustee shall, upon written request of that Employer, return the amount of the contribution or such portion, reduced by the amount of any losses thereon, to that Employer within one year after the date of payment to the Trustee.


ARTICLE VIII

Change of Trustee

VIII-1 Resignation. The Trustee may resign at any time by giving forty-five days' advance written notice to the Company and the Employers.

VIII-2 Removal of Trustee. The Company may remove any Trustee by giving 10 days' advance written notice to the Trustee and the Employers, subject to providing the removed Trustee with satisfactory written evidence of the appointment of a successor
Trustee and of the successor Trustee's acceptance of the trusteeship.

VIII-3 Duties of Resigning or Removed Trustee and of Successor Trustee. If a Trustee resigns or is removed, it shall promptly transfer and deliver the assets of the ESOP Trust Fund to the successor Trustee, after reserving such reasonable amount as it shall deem necessary to provide for its fees and expenses and any sums chargeable against the ESOP Trust Fund for which it may be liable. Within 120 days, the resigned or removed Trustee shall furnish to the Investment Committee and the successor Trustee an account of its administration of the Trust from the date of its last account. Each successor Trustee shall succeed to the title to the ESOP Trust Fund vested in its predecessor without the signing or filing of any further instrument, but any resigning or removed Trustee shall execute all documents and do all acts necessary to vest such title of record in any successor Trustee. If any assets in the ESOP Trust Fund have been invested in a collective investment trust or group trust pursuant to subparagraph II-4(o) of this Trust Agreement, any resigning or removed Trustee shall, at the direction of the Investment Committee, cause such investment to be liquidated at the earliest practical time after notice has been given or received by the trustee of such resignation or removal. Each successor shall have all the powers, rights and duties conferred by this Trust Agreement as if originally named Trustee. No successor Trustee shall be personally liable for any act or failure to act of a predecessor Trustee.


ARTICLE IX

Employers

Any "Related Company" (as defined below) which is an Employer under the Plan shall be a party to this Trust Agreement. The Committee shall provide written notice to the Trustee of all such Related Companies which have adopted the Plan and shall provide such evidence thereof as the Trustee may reasonably require. The term "Related Company" means any trade or business, whether or not it is incorporated, during any period that it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and
(c) of the Code.


ARTICLE X

Amendment and Termination

X-1 Amendment. Subject to the provisions of Article VII, the Employers, by action of the Company, reserve the right to amend the Trust Agreement at any time, except that no amendment shall affect the rights, or increase the duties or responsibilities of the Trustee under this Trust Agreement without its consent.

 X-2 Termination. If the Plan is terminated, all of the provisions of the Trust evidenced by this Trust Agreement, as applied to the Plan, nevertheless shall continue in effect until the portion of the Trust Fund attributable to the Plan has been distributed by the Trustee as directed by the Plan Administrator.

 IN WITNESS WHEREOF, the Company and the Trustee have caused these presents to be signed and their seals to be hereunto affixed and attested by their duly authorized officers, as of the day and year first above written.

SEARS, ROEBUCK AND CO.


By/s/JAMES M. DENNY


SEAL


ATTEST:



/s/DAVID SHUTE
Its SECRETARY



UNITED STATES TRUST COMPANY OF NEW YORK


By/s/JEFF MAUR
Its PRESIDENT

SEAL


ATTEST:


/s/CHARLES WERT
Its EXECUTIVE VICE PRESIDENT